EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Ryan McGrath, Jeff Lambert
Lambert, Edwards & Associates, Inc.
(616) 233-0500

Spartan Chassis Expects Additional Military Orders for the Cougar Armored Vehicle

CHARLOTTE, Michigan, May 4, 2006 - Spartan Chassis Inc., a subsidiary of Spartan Motors Inc. (Nasdaq: SPAR), reported today it expects a subcontract order from Force Protection, Inc. to supply chassis for an additional 79 Cougar Joint Explosive Ordnance Disposal Rapid Response Vehicles (JERRV).

On May 2, 2006, the U.S. Department of Defense announced it was offering the prime procurement contract to Force Protection for the additional Cougar vehicles, which will be used by the U.S. Marine Corps.

"We have heard numerous reports of the Cougar saving lives in the ongoing war in Iraq, and there hasn't been a single fatality to date within a Cougar, despite numerous mine and IED denotations and enemy engagements," said Richard Schalter, president of Spartan Chassis.

"The speed in which Spartan Chassis was able to move from conceptual design to production during our first batch of orders allowed Force Protection to get these vehicles into battle. We are focused on accelerating production to complete our existing orders so we can help the Marines deploy these new units."

The Cougar is a medium-sized, blast-protected vehicle produced in both four- and six-wheel configurations. The vehicle's V-shaped hull is designed to deflect the force of explosions away from passengers inside the armored hull. It can be customized for multiple tasks including urban patrol, route clearance support, troop transport, mine and explosive ordnance disposal, command and control, reconnaissance and as a lead convoy vehicle.

In May 2005, Spartan was awarded its first subcontract order from Force Protection for 120 Cougars. The Cougar is currently deployed by the U.S. Army and U.S. Marine Corps in places such as Iraq.

"We are pleased with the opportunity to continue our work on the Cougar and showcase our specialty vehicle expertise," Schalter said. "The additional revenue from this expected order will have a positive impact on our results in the second half of 2006 and into early 2007, and we are committing our plant resources to ensure we can meet the military's timeframe."

About Spartan Chassis, Inc.:
Spartan Chassis, Inc. (www.spartanchassis.com) is a subsidiary of Spartan Motors, Inc. and is a leading developer and manufacturer of custom chassis for recreational vehicles and fire trucks. The company has a reputation for high quality, value, service and being the first to market with innovative products.  Spartan Motors is publicly traded in the NASDAQ Stock Market under the ticker symbol SPAR.

About Force Protection, Inc.:
Headquartered near Charleston, South Carolina, Force Protection, Inc. (OTCBB: FRPT) manufactures ballistic and mine protected vehicles through its subsidiary. These specialty vehicles are designed to offer significant protection against landmines, hostile fire and IEDs. For more information about Force Protection, visit http://www.forceprotectioninc.com.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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